SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

        Filed by the registrant | |

        Filed by a party other than the registrant |X|

        Check the appropriate box:

        |_| Preliminary proxy statement
        |_| Confidential, for Use of the Commission Only
             (as permitted by Rule 14a-6(e)(2))
        | | Definitive proxy statement
        |X| Definitive additional materials
        |_| Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12

                           NOONEY REALTY TRUST, INC.
                (Name of Registrant as Specified in its Charter)

                            THE COMMITTEE TO INCREASE
                              SHAREHOLDER VALUE AT
                            NOONEY REALTY TRUST, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     |X|  No fee required

     |_|  Fee computed on table per Exchange Act Rules 14a-6(i)(4) and 0-11


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     (1)  Title of each class of securities to which transaction applies:


     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials


     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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


                 The Committee to Increase Shareholder Value at
                            Nooney Realty Trust, Inc.
                              1100 Main, Suite 2100
                              Kansas City, MO 64105

                                           July 17, 1997

Dear Fellow Nooney Shareholder:

     The Committee is pleased that we finally have the opportunity to ask for your support. We invite you to read this letter and the Committee's proxy statement, previously mailed to you, to learn why it is important that you reject the Board's self-serving attempt to amend your Bylaws.

     The Committee can find nothing positive to be gained by supporting the Board's proposed amendment. After acquainting yourself with the facts, we hope you will reject the proposed amendment by signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope provided for your convenience.

               Have you received more dis-information from Nooney?

     The Board's recent "Fight Letter" claims Mr. Johnson wants to control the Trust, that he is costing shareholders money and cites glowing statistics to prove how well you are doing as shareholders.

     This proposal is NOT about Mr. Johnson or control of the Trust. The upcoming Special Meeting has only one proposal on the agenda and it has nothing to do with Mr. Johnson or control of the Trust. It has to do with letting the Board off the hook for its inability to properly manage your Trust. The Board's proposal asks you to give away substantial rights as shareholders.

     The Board's proposed Bylaw amendment is NOT about Money. To our knowledge, Mr. Johnson is the single largest non-PICO affiliated shareholder of the Trust. He holds more than twice the number of shares held by all Board members combined and stands to lose much more than the Board members if the Trust is unprofitable. So if the Committee's effort to prevent the adoption of a Bylaw amendment not in the shareholders' best interest is costing the Trust money, Mr. Johnson is paying a higher price than the Board members.

     As for the spectacular return the Board cites for shareholders: has investing in the Trust been a spectacular investment for you? Has YOUR TOTAL RETURN been 132.5%? So much for statistics and generalizations.

                        -- LET'S GET DOWN TO SPECIFICS --

         Why it is imperative that you reject the Board's self-serving attempt to amend your Bylaws.

     Your Board of Directors is attempting to amend the Bylaws of your Trust because in our opinion:

   - they want you, the shareholder, to release the Board members from any potential personal liability retroactively for any event that took place on or prior to April 23, 1997, with regard to their inability to determine ownership of the Trust's shares;

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   - they  apparently  have not had,  nor do they have  now,  any idea of how to effectively monitor who owns shares of the Trust so they can comply with the Bylaws; and

   - after repeated notification of PICO's violations of the Bylaws, the Board chose not to correct the situation even though explicit remedies exist.

                 Do you assume responsibility for your actions?
                 Shouldn't you demand the same of your Board of
                                   Directors?

     Not surprisingly, the Board now asks the shareholders to retroactively relieve the Board of its responsibility and potential liability for failure to exercise its fiduciary obligations on or prior to April 23, 1997. This is the date of the Special Directors Meeting at which the Board decided not to take any action against PICO for the acquisition of excess shares. The Board was aware, since at least early May 1996, that PICO was violating the Trust's Bylaws and yet took no substantive action until it called the Special Board Meeting, eleven months later... No substantive action during that eleven months, that is, except to nominate and subsequently elect Mr. Hart, the President and Chief Executive Officer of PICO, to your Board.

                    Monitoring the Shareholders of the Trust.

     Don't be confused by the Board's lengthy dissertation on the complexities of the ownership test. The Board, by its own admission in its proxy statement, takes great pains to explain that they were aware of PICO's acquisition of 9.11% of the Trust's shares. Whether the Board had a monitoring procedure in place and knew at the time of the filing or whether they became aware of the filing at some later time is unclear.

     This issue is important because the Board makes the assertion that it cannot know, for tax purposes or otherwise, when a shareholder may exceed the 9.8% limit in the Bylaws, which is based on the IRS attribution rules. Because of the Securities and Exchange Commission ("SEC") filing requirements, the Board should at least be aware of anyone who exceeds the 5.0% ownership filing requirement of the SEC, as exhibited by PICO's filing to disclose its ownership of 9.11% based on the SEC beneficial ownership rules.

     The Board did not contact PICO after the 9.11% filing. The Committee is left to wonder why the Board did not ascribe any significance to this extremely important issue.

     The Board, in its effort to amend Article VIII of the Bylaws, says it cannot possibly know who owns shares of the Trust or how many shares they own. But, in fact, the Board did know, and has always known, the extent of PICO's holding based on the SEC filings. The Committee believes that with even the most rudimentary due diligence the Board can make sure that the Trust, your Trust, does not risk violating the IRS closely held test, which would jeopardize its tax status as a REIT.

                             If not the Board...Who?

     Further, common sense would dictate that if the favorable tax status of the Trust is grounded in the ownership requirement as specified by the IRS, some mechanism must be put in place that assures compliance. Will the Board's claim that "it is virtually impossible for the Trust to determine the direct and indirect ownership of any person..." stand the test of the IRS? We think NOT.

     The Committee operates under the assumption that as qualified business persons the Board members are empowered to ensure the Trust's compliance with all rules and regulations regarding your


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

investment. The Board members should not be allowed to simply throw up their collective hands and say, "This issue is too tough for us, don't make us do it."

                              Violating the Bylaws.

     In June 1996, Greg Nooney wrote PICO and notified them of the Bylaw violations. In September 1996, a Director of the Trust, Mr. R. Michael O'Brien, Jr., died and Mr. Hart, President and Chief Executive Officer of none other than PICO, was elected to the Board of the Trust by the other Directors. This is in spite of the fact that these Directors knew PICO was already violating the Bylaws. Then, within 2 months after his election as a Director, Mr. Hart filed a SEC Form 3 disclosing that PICO increased its ownership of the Trust to 20.75% from 14.29%, a violation of the Trust's Bylaws that Mr. Hart was surely aware of by virtue of his being a Director of the Trust and having access to the Bylaws.

     Only now, after a violation has existed for over a year, does the Board ask you to suspend application and enforcement of Article VIII of the Bylaws. There is, in their interpretation, no clear or effective way to deal with violators.

     The Committee takes exception to the Board's assertion. The Bylaws are quite specific on the issue. Section 8.8(b) of the Trust's Bylaws provides that shares held in excess of 9.8% must be:

          o declared null and void;

          o acquired  by  and  held  on  behalf  of  the  Trust;

          o not considered outstanding for quorum or voting purposes; and

          o not entitled to receive dividends, interest or any distributions.

     There can be no doubt that the Bylaws speak effectively on the issue of "excess shares." For some reason, however, the Board searches for reasons not to enforce these provisions. Perhaps the presence of Mr. Hart on the Board, PICO's most senior executive, is the reason the Board is unwilling to act. The Board owes a duty of loyalty to all shareholders, not just to shareholders represented on the Board.

     Please note that the Board has voluntarily self-imposed the higher voting requirement of 62% to pass this proposal to counter-act the effect of the "excess shares." It appears that even the board does not believe the excess shares should be counted toward the proposed Bylaw amendment.

                           Yet another curious fact.

     The Board has maintained that it is relying on an opinion of counsel as to whether or not the PICO shares violate the IRS closely held test. The counsel that rendered the opinion is counsel hired by PICO. Do not be confused about what this opinion says. It addresses only the IRS regulations regarding the Trust's tax status, NOT whether or not the PICO shares are "excess shares" as defined in the Trust's Bylaws.

     The curious fact is that the Board states in its preliminary proxy statement dated May 20, 1997, for the postponed Annual Shareholder Meeting that it has this opinion.

     But the opinion is dated June 2, 1997.

     We suspect the Board knew it was coming, but it certainly was not available at the April 23, 1997, Special Board Meeting. At that meeting the Board decided not to pursue any remedy provided for in the Bylaws with respect to the excess shares owned or controlled by PICO. In fact, for the entire duration of this saga, since at least May 1996, when PICO notified the Trust that it owned 14.29% of the Trust's shares, until April 23, 1997, to our knowledge the Board never took any official corporate action


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

nor sought any legal opinion to verify whether the Trust's Bylaws had been violated or whether the tax status of the Trust was in jeopardy. The Board seems to have been operating in the dark.

     The Committee believes that the current provisions of Article VIII of the Bylaws are a necessary fail-safe to maintain the Trust's favorable tax status as a REIT.

     Don't be fooled by the Board's rhetoric. The Board appears to be only interested in promoting its own interests, and based on its actions and inaction, the interests of PICO, not the shareholders'. Protect your interests by voting AGAINST the Board's proposed amendment to the Bylaws. Time is short and every vote is important, so please act today by signing, dating and mailing the GREEN proxy card.

     On behalf of the Committee, thank you for your support.

                                                    Sincerely,

                                                    /s/David L. Johnson

                                                    David L. Johnson
                                                    For the Committee


----------------------------------- Important ----------------------------------

     Your vote is important. Please take a moment to sign, date and promptly mail your GREEN proxy card in the postage-paid envelope provided. Remember, do not return any proxy card sent to you by the Board. Properly voting the enclosed GREEN proxy card automatically revokes any proxy card previously signed by you. Remember, only your latest dated and signed proxy card will be voted.

     Even if you are planning to attend the Special Meeting, we urge you to complete and return the enclosed GREEN proxy card so that your shares will be represented. If you do attend the Special Meeting, you may revoke your proxy at any time and vote your shares personally.

     If your shares are registered in the name of a broker or bank, only your broker or bank can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. Then mail your proxy at once in the envelope provided. If you have any questions or need further assistance in voting, please call:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                            (212) 269-5550 (Collect)

                        Call Toll-Free -- 1 800-326-3066

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